Exhibit 10.38
FIRST AMENDMENT TO TESORO CORPORATION
2005 DIRECTOR COMPENSATION PLAN
     This AMENDMENT made this 6th day of March, 2006 by Tesoro Corporation, a corporation (the “Company”),
W I T N E S S E T H:
     WHEREAS, the Company sponsors the Tesoro Corporation 2005 Director Compensation Plan (the “Director Plan”) on behalf of non-employee directors of the Company; and
     WHEREAS, under Article IV of the Director Plan, the Board of Directors of the Company (“Directors”) retained the right to amend the Director Plan; and
     WHEREAS, the Directors of the Company have decided to amend the Director Plan to clarify the allocation of shares of the Company’s Stock to directors under the Plan;
     NOW, THEREFORE, notwithstanding any other provisions of the Director Plan to the contrary, the Director Plan is hereby amended effective for allocations made under the Director Plan on or after September 1, 2005 as follows:
     (1)      Section 3.1 of the Plan is amended in its entirety to read as follows:
3.1 Payment of Annual Retainer Fee in Stock. A Director’s Annual Retainer Fee for a Fiscal Year shall be paid in installments. Each such installment payment shall be paid as soon as practicable after the close of the applicable Service Period. From time to time, the Board shall make an allocation of the portion of the Annual Retainer Fee to be paid in cash and the portion of the Annual Retainer Fee to be paid in Stock; provided, however, that the portion of the Annual Retainer Fee to be paid in Stock shall not exceed one-half of the Annual Retainer Fee for the Fiscal Year. For each Service Period during the term of the Plan, provided that there are sufficient shares of Stock available for issuance under the Plan, the Company shall issue to the Director the number of shares of Stock equal to (a) the portion of the Annual Retainer Fee to be paid in Stock earned during the Service Period (expressed as an aggregate dollar amount) divided by (b) the Fair Market Value of the Stock on the last trading day in such Service Period. No fractional shares of Stock shall be issued under the Plan; accordingly, the number of shares of Stock to be delivered to a Director with respect to the portion of Annual Retainer Fee earned during a Service Period shall be rounded up to the nearest whole share if necessary to prevent the issuance of a fractional share.
     IN WITNESS WHEREOF, the Board of Directors of the Company have caused this Amendment Agreement to be executed in multiple counterparts, each of which shall be deemed an original, this 6th day of March, 2006.

ATTEST:	TESORO CORPORATION
/s/ CHARLES S. PARRISH	By /s/ BRUCE A. SMITH
Vice President, General Counsel and Secretary	Bruce A. Smith, Chairman of the Board